Exhibit 99.1

iPASS REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

Solid Cash Flow, Continued Operating Efficiency and GAAP Profitability Highlight Q2 Results

REDWOOD SHORES, CA — August 6, 2009 — iPass Inc. (NASDAQ: IPAS), a leading provider of enterprise mobility services, today reported financial results for its second quarter ended June 30, 2009.

On a GAAP basis, iPass reported $1.0 million of net income, or $0.02 per diluted share, on revenues of $43.7 million for the second quarter of 2009. This is compared to a $3.0 million net loss, or ($0.05) per diluted share, on revenues of $44.6 million in the prior quarter, which included restructuring charges of $3.3 million. The company also reported cash flow from operations of $2.3 million for the second quarter of 2009, a $1.4 million increase over the first quarter 2009.

On a non-GAAP basis, which excludes SFAS 123R stock-based compensation expense, amortization of acquired intangibles and restructuring charges, net income was $1.8 million, or $0.03 per diluted share, for the second quarter of 2009 versus net income of $1.3 million, or $0.02 per diluted share, in the prior quarter.

“Overall, we are pleased with the solid profitability and cash flow results for the second quarter and the important progress that we’ve made in several key areas of the business,” said Evan Kaplan, President and Chief Executive Officer of iPass. “We remain focused, however, on identifying areas for further improvement,” added Kaplan.  “With our new executive team now in place, I believe we are well positioned to continue moving the company in new directions to drive revenue growth and increase stockholder value over time.”

Financial Highlights(1)

(in millions, except per share amounts)	Q2 ’09	Q1 ’09		Q2 ’08
Revenues
Wi-Fi and Hotel Ethernet	$16.0	$15.7		$16.7
Managed Network Services	$7.2	$7.0		$6.7
3G Mobile Data	$4.4	$4.0		$2.8
Broadband Revenues	$27.6	$26.7		$26.2
Services and Software Revenues	$11.5	$11.9		$13.0
Dial-up Revenues	$4.6	$6.0		$9.4
Total Revenues	$43.7	$44.6		$48.6

GAAP Operating Income (Loss)	$0.9	$(3.0)	(2)	$(2.3)
Non-GAAP Operating Income (Loss)	$1.7	$1.3		$(0.1)

GAAP Net Income (Loss)	$1.0	$(3.0)	(2)	$(1.4)
GAAP Net Income (Loss) per Diluted Share	$0.02	$(0.05)	(2)	$(0.02)

Non-GAAP Net Income	$1.8	$1.3		$0.7
Non-GAAP Net Income per Diluted Share	$0.03	$0.02		$0.01

Cash and Short Term Investments	$70.1	$68.0		$69.7

(1) The reconciliation of GAAP to Non-GAAP financial measures is discussed below.
(2) Includes a restructuring charge of approximately $3.3 million.

“While the global recession continued to impact both business travel and our enterprise customers’ willingness to sign new, long-term commitments, our 3G mobile data revenues were up a healthy 10% sequentially over Q1,” said Steven Gatoff, Senior Vice President and Chief Financial Officer.  “We were pleased to have generated $2.3 million in cash flow from operations in the quarter and expect positive cash flow to continue through 2009.”

Selected Operating Highlights and Metrics

	Q2 ’09	Q1 ’09	Q2 ’08
Total iPass Users
Broadband Users	293,000	287,000	323,000
Dial-up Users	110,000	127,000	214,000
Total iPass On-Network Users	403,000	414,000	537,000
Total iPass Off-Network Users	795,000	742,000	585,000
Total iPassConnect Users	1,198,000	1,156,000	1,122,000

3G Subscriptions	31,000	29,000	18,000
Broadband Venues	122,000	110,000	104,000
Quarterly Monthly Order Value(1)	$310,000	$395,000	$719,000
Total Forbes Global 2000 Customers(2)	377	374	361

(1) Quarterly Monthly Order Value represents the amount of new committed monthly revenue booked in the quarter; for customer re-signs, only the portion of the new contractual commitment that exceeds the customer’s previous monthly commitment is included in this calculation.

(2) Based on the Forbes Global 2000 list published in April 2009.

During the quarter, the company continued to expand internationally, entering into agreements with Telenet, one of the largest Internet providers in Belgium, and Turk Telekom, Turkey’s largest telecommunications provider, to provide in-country services.  Also Turkcell, Turkey’s leading mobile operator, launched an iPass-powered international roaming service.

Additionally, in the quarter the company’s Managed Network Services (MNS) revenues grew by nearly 2% and 7% versus Q1 2009 and Q2 2008, respectively.  In addition, MNS gross margin increased by approximately 140 basis points in Q2 2009 over Q1, and the MNS sales pipeline of prospective business in the key retail and finance verticals remains solid.

Importantly, iPass completed several key executive management hires during the quarter, namely, bringing-on Steven Gatoff as Senior Vice President and Chief Financial Officer, Bill Garvey as Vice President and General Counsel, and Steven Wastie as Senior Vice President of Marketing and Strategy. These additions, along with the hiring of Jay Patel as Senior Vice President of Product Development during the first quarter of 2009, the recent addition of Nick Hulse as Senior Vice President of Worldwide Sales and the coming addition of the newly-created position of Vice President of Network Supply, completes the new executive team.

Also during the quarter, iPass committed to a plan to return up to $40 million to stockholders. Following a special stockholder meeting that is scheduled for August 18, 2009, iPass expects to pay a $20 million cash dividend in the third quarter of 2009.  iPass also intends to use its reasonable efforts to return up to an additional $20 million to stockholders through a tender offer, an additional cash dividend, or another type of transaction.

Company Outlook
For the third quarter ending September 30, 2009, the company anticipates revenue and net income (loss) per share results to be in the following ranges:

Total Revenue:	$41–43 million
GAAP net income (loss) per diluted share:	($0.02) – $0.00
Non-GAAP net income per diluted share:	$0.00 – $0.02

Conference Call
iPass will host a conference call today to discuss its financial results, outlook and business activities at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be accessible by telephone direct dial at +1 800-901-5218 (US) and +1 617-786-4511 (international) with a participant passcode of 43857055. The conference call will also be available live via webcast on the company’s web site at http://investor.ipass.com. The webcast will be available for replay until iPass reports its third quarter 2009 results.

The dial-in numbers for a telephone replay of the conference call are +1 888-286-8010 (US) and +1 617-801-6888 (international) and will be available until August 20, 2009. The ID number for the replay is 66562487.

Cautionary Information About Forward-Looking Statements
The statements in this press release regarding iPass’ belief that it is well positioned to move in new directions, driving revenue growth and increased value, its expectation to continue to have positive cash flow through 2009, its intent to return approximately $40 million to its stockholders, and iPass’ projections of its third quarter 2009 financial results under the caption "Company Outlook" in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that the current economic downturn and the associated customer layoffs and travel reductions will have a greater negative impact on iPass than it predicts; the risk that the swine flu will cause travel reductions that will have a greater negative impact on iPass than it predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; the risk that iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G/4G Mobile Data, at the level iPass expects and if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; the risk that iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects; iPass may not return any capital if iPass’ stockholders do not approve amendments to iPass’ equity compensation plans to permit equity awards to be adjusted as a result of the return of capital.  Detailed information about these and other factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Annual Report on Form 10-K under the caption "Item 1A. Risk Factors” of that report, filed with the Securities and Exchange Commission (the "SEC") on March 16, 2009, and iPass’ Quarterly Report on Form 10-Q filed with the SEC on May 8, 2009 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss).  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per diluted share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the following components: revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses. Management considers all of these components when evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring charges, and amortization of intangible assets which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Management does not consider these expenses to be part of core operating performance.

For purposes of comparability across other periods and with other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP operating expenses as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock-based compensation expense;
b) restructuring and other charges;
c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual or infrequent and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring and other charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding the items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under SFAS 123R.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

Following is a reconciliation of GAAP to non-GAAP financial measures for all periods presented in this press release (in thousands, except per share amounts):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

(a) FAS 123(R) stock-based compensation included in the expense line items:
Network operations	$348	$143	$285	$491	$558
Research and development	114	105	41	219	230
Sales and marketing	(303)	130	(176)	(173)	161
General and administrative	261	223	941	484	1,487
Total amortization of stock-based compensation	$420	$601	$1,091	$1,021	$2,436

A reconciliation between operating income (loss) on a GAAP basis and non-GAAP operating income (loss) is as follows:
GAAP operating income (loss)	$881	$(2,991)	$(2,290)	$(2,110)	$(4,489)
(a) Amortization of stock-based compensation	420	601	1,091	1,021	2,436
(b) Restructuring charges	47	3,334	26	3,381	30
(c) Amortization of intangibles	345	345	1,050	690	2,100
Non-GAAP operating income (loss)	$1,693	$1,289	$(123)	$2,982	$77

A reconciliation between net income (loss) on a GAAP basis and non-GAAP net income, net of tax effect, is as follows:
GAAP net income (loss)	$975	$(3,013)	$(1,445)	$(2,038)	$(2,818)
(a) Amortization of stock-based compensation	420	601	1,091	1,021	2,436
(b) Restructuring charges	47	3,334	26	3,381	30
(c) Amortization of intangibles	345	345	1,050	690	2,100
Non-GAAP net income	$1,787	$1,267	$722	$3,054	$1,748

A reconciliation between net income (loss) per diluted share on a GAAP basis and non-GAAP net income per diluted share, net of tax effect, is as follows:
GAAP diluted net income (loss) per share	$0.02	$(0.05)	$(0.02)	$(0.03)	$(0.05)
Per share effect of FAS 123(R) stock-based compensation, restructuring charges, and amortization of intangibles	0.01	0.07	0.03	0.08	0.08
Non-GAAP diluted net income per share	$0.03	$0.02	$0.01	$0.05	$0.03

The difference between the projected GAAP net income (loss) per diluted share and the projected non-GAAP net income per diluted share of approximately $0.02 in the third quarter of 2009 is based on expected SFAS 123R stock-based compensation of $0.6 million, expected restructuring and severance charges of $0.2 million, and the expected amortization of intangibles of $0.3 million in the third quarter of 2009 which, when divided by an expected 61.8 million diluted shares outstanding, results in the $0.02 difference.

About iPass Inc.
iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including Ford, Nokia, and Procter & Gamble. Founded in 1996, iPass is headquartered in Redwood Shores, California, with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

CONTACT:

iPass Investor Relations
ir@ipass.com
650-232-4317

NOTE: iPass® is a registered trademark of iPass Inc.

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$43,704	$48,616	$88,346	$96,728

Operating expenses:
Network access	17,982	20,941	36,640	41,441
Network operations	8,162	8,725	16,454	17,399
Research and development	3,463	3,988	7,239	8,443
Sales and marketing	7,175	10,371	15,186	20,680
General and administrative	5,649	5,805	10,866	11,124
Restructuring charges	47	26	3,381	30
Amortization of intangible assets	345	1,050	690	2,100
Total operating expenses	42,823	50,906	90,456	101,217

Operating income (loss)	881	(2,290)	(2,110)	(4,489)

Other income, net	151	367	207	956

Income (loss) before income taxes	1,032	(1,923)	(1,903)	(3,533)

Provision for (benefit from) income taxes	57	(478)	135	(715)

Net income (loss)	$975	$(1,445)	$(2,038)	$(2,818)

Net income (loss) per share:
Basic	$0.02	$(0.02)	$(0.03)	$(0.05)
Diluted	$0.02	$(0.02)	$(0.03)	$(0.05)
Number of shares used in per share calculations:
Basic	61,516,675	61,539,722	61,346,785	61,305,563
Diluted	61,782,771	61,539,722	61,346,785	61,305,563

iPASS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008

Assets

Current assets:
Cash and cash equivalents	$45,223	$33,077
Short-term investments	24,854	35,309
Accounts receivable, net	30,797	33,756
Prepaid expenses and other current assets	6,744	7,225
Short-term deferred income tax assets	101	101
Total current assets	107,719	109,468

Property and equipment, net	6,283	7,201
Other assets	6,445	6,364
Long-term deferred tax assets	79	79
Intangible assets, net	1,526	2,216
Total assets	$122,052	$125,328

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$14,316	$15,406
Accrued liabilities	10,938	12,176
Short-term deferred revenue	5,381	5,736
Total current liabilities	30,635	33,318

Long-term deferred revenue	2,003	1,958
Other long-term liabilities	712	255
Total liabilities	$33,350	$35,531

Stockholders' equity:
Common stock	62	61
Additional paid-in capital	243,269	242,160
Accumulated other comprehensive income	49	216
Accumulated deficit	(154,678)	(152,640)
Total stockholders' equity	88,702	89,797
Total liabilities and stockholders' equity	$122,052	$125,328